Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Buffer Securities Linked to SPXFP Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 Futures Excess Return Index (ticker: “SPXFP”) Pricing date: November 26, 2024 Valuation date: November 26, 2029 Maturity date: November 29, 2029 Return amount: $1,000 п the underlying return п the upside participation rate Upside participation rate: At least 175.00%* Final buffer value: 80.00% of the initial underlying value Buffer percentage: 20.00% CUSIP / ISIN: 17333ATK5 / US17333ATK50 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at maturity: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 п (the underlying return + the buffer percentage)] If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing Preliminary Pricing Supplement dated October 28, 2024 supplement: * The actual upside participation rate will be determined on the pricing date. ** The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary. Hypothetical Payment at Maturity per Security **  The Underlying  The Securities Return on Valuation Date $1 ,8 75 .00 87.50% 50.00% $1 ,4 37 .50 43.75% 25.00% C $1 ,0 87 .50 8.75% 5.00% $1 ,0 00 .00 0.00% 0.00% $1 ,0 00 .00 0.00% - 10.00% B $1 ,0 00 .00 0.00% - 20.00% $ 9 99 . 90 - 0.01% - 20.01% $ 9 50 . 00 - 5.00% - 25.00% $ 7 00 . 00 - 30.00% - 50.00% A $ 2 00 . 00 - 80.00% - 100.00% Hypothetical Underlying Hypothetical Security R e turn Hypothetical Payment at Maturity

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 Th e above summary of selected risk s d oe s not describe all of the risk s associated wit h an investment in the securities. You sh o u ld rea d the acc ompanyin g preliminary pricing supplem e n t and pr o duct su p p lement fo r a m or e co m p le t e de s cr i pt i o n o f r i sk s re la t i n g t o t h e secur i t i es. This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.